AMENDED AND RESTATED
BY-LAWS
OF
POPULAR, INC.

Article 1: Board of Directors

1.1 The business and affairs of the Corporation shall be conducted under the authority of its Board of Directors. The directors shall be elected in the manner set forth in the Certificate of Incorporation of the Corporation.

1.2 If for any reason or cause an election of directors is not held on the Annual Meeting of Stockholders, or at any adjournment thereof, such election may be held on any subsequent date at a special meeting of stockholders duly called for such purpose.

1.3 Directors shall receive such reasonable compensation as may be established from time to time by the Board of Directors by resolution approved by an absolute majority thereof.

1.4 The Board may hold such regular meetings as may be established from time to time by resolution approved by an absolute majority of the Board. Once regular meetings are convened as established herein, notice thereof need not be given. The Board may hold such extraordinary meetings as may be convened by the Chairman of the Board, by the President or which may be required by at least three (3) directors. Such regular or extraordinary meetings may be held at the Corporation’s principal office, at any other place or places within or without Puerto Rico, or by such other means as permitted by law.

When required, notices of meetings shall be mailed to each director, addressed to him at his residence or usual place of business, not later than three (3) days before the day on which the meeting is to be held, or shall be sent to him by electronic transmission, or be delivered personally or by telephone, not later than the day before such day of meeting.

1.5 The quorum at any meeting of the Board of Directors shall consist of a majority of the total number of directors. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation or these By-laws shall require a vote of a greater number.

1.6 Unless otherwise restricted by the certificate of incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. For purposes of these By-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.

Article 2: Meetings of Stockholders

2.1 An Annual Meeting of Stockholders shall be held not later than the fifth month following the end of the fiscal year of the Corporation at a place, date and time fixed by the Board of Directors.

2.2 Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation. The notice of such special meetings shall specify the purpose or purposes for which the meeting is called.

2.3 All meetings of stockholders shall be convened by delivering a notice to each holder or shares entitled to vote, not less than thirty (30) days before the date of the meeting, either personally or by mail. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his or her address as it appears on the Stock Book of the Corporation, with postage thereon prepaid. In addition, if stockholders have consented to receive notices by a form of electronic transmission, then such notice, by facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which the stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Article 7.21 of the Puerto Rico General Corporations Law.

2.4 At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these By-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, either (i) the holders of such class so present or represented may, by majority vote, adjourn the meeting of such class from time to time in the manner provided by Section 2.5 of these By-laws until a quorum of such class shall be so present or represented or (ii), the Chairperson of the meeting may on his or her own motion adjourn the meeting from time to time in the manner provided by Section 2.5 of these By-laws until a quorum of such class shall be so present and represented without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting. Shares of its own capital stock belonging on the record date for determining stockholders entitled to vote at the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

2.5 Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.6 Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy, the following shall constitute valid means by which a stockholder may grant such authority:

1. A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

2. A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telegram, cablegram, Internet or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, Internet or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram, Internet or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams, Internet or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

Directors shall be elected by a majority of the votes cast by Stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors, provided that if the number of nominees exceeds the number of directors to be elected the director nominees shall be elected by a plurality of the votes cast. In all other matters, unless otherwise provided by law or by the Certificate of Incorporation or these By-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. For purpose of this Section, a majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” the director.

If an incumbent director is not elected by a majority of votes cast (unless, pursuant to the immediately preceding paragraph, the director election standard is a plurality), the incumbent director shall promptly offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee shall establish procedures to implement the provisions of this Section 2.6.

Shares with respect to which a broker, financial institution or other nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a particular matter (“broker non-votes”), will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum as determined in Section 2.4 of these By-laws.

2.7 Meetings of stockholders shall be presided over by the Chairman of the Board of Directors or, in the absence of the Chairman of the Board, by the President, or in their absence by a chairperson designated by the Board. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.

The chairperson shall conduct such proceedings as are customary in this kind of meeting, procuring at all times order and impartiality in the debates. The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.

2.8 During the Annual Meeting of Stockholders, the financial statements of the Corporation shall be presented to the stockholders, and the directors shall provide such explanations as may be reasonably requested by the stockholders regarding such statements as well as the operations of the Corporation during the year.

2.9 Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation who is a stockholder of record on the date the notice provided for in Section 2.10 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 2.10 below.

2.10 A notice of a stockholder (the “Stockholder Notice”) to make a nomination or to bring any other matter before a meeting shall be made in writing and received by the Secretary of the Corporation at the principal executive office of the Corporation (a) in the event of an annual meeting of stockholders, not more than one hundred eighty (180) days and not less than ninety (90) days in advance of the anniversary date of the immediately preceding annual meeting provided, however, that in the event that the annual meeting is called on a date that is not within thirty (30) days before or after such anniversary date, the Stockholder Notice in order to be timely must be so received not later than the close of business on the fifteenth (15th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs; or (b) in the event of a special meeting of stockholders, the Stockholder Notice shall be received by the Secretary of the Corporation not later than the close of the fifteenth day following the day on which notice of the special meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever first occurs.

Every such notice by a stockholder shall set forth:

(a)	the name and residence address of the shareholder of the Corporation who intends to make a nomination or bring up any other matter or proposal;

(b)	a representation that the stockholder is a holder of the Corporation’s shares of stock entitled to vote (indicating the class and number of shares owned) and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter or proposal specified in the notice;

(c)	with respect to notice of an intent to make a nomination, a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(d)	with respect to an intent to make a nomination, such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Corporation; and

(e)	with respect to the notice of an intent to bring up any other matter or proposal, a description of the matter, and any material interest of the stockholder in the matter or proposal.

Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as director of the Corporation if so elected.

At the meeting of stockholders, the Chairman of the meeting shall declare out of order and disregard any nomination or other matter not presented in accordance with Sections 2.9 and 2.10.

Article 3: Officers and Employees

3.1 The Board shall appoint one of its members to be the Chairman of the Board, to serve at the pleasure of the Board. He shall preside at all meetings of the Board and of the stockholders. He shall also have and may exercise such executive powers and duties as pertain to the office of Chairman of the Board, or as from time to time may be conferred upon, or assigned to, him by the Board.

3.2 The Board shall appoint one of its members to be the President of the Corporation, to serve at the pleasure of the Board. In the absence of the Chairman, the President shall preside at any meetings of the Board and of the stockholders. He shall also have and may exercise such further powers and duties as pertain to the office of President of the Corporation, or as from time to time may be conferred upon, or assigned to, him by the Board.

3.3 The Board of Directors may appoint from among its members one or more Vice Chairmen to serve at the pleasure of the Board. Each Vice Chairman shall have such powers and duties as may be assigned to him by the Board.

3.4 The Board shall appoint a Secretary. The Secretary shall keep the minutes of the meetings of the Board and of the stockholders. He or one of the Assistant Secretaries shall see that proper notices are given of all meetings of which notice is required. The Secretary shall have custody of the seal and when necessary shall attest to the same when affixed to written instruments properly executed on behalf of the Corporation; and generally, shall perform such other duties as may be prescribed from time to time by the Board, the Chairman or the President.

3.5 The Board shall appoint one or more Assistant Secretaries. The Assistant Secretaries shall perform such duties as shall be prescribed by the Board, the Chairman, the President or the Secretary.

3.6 The Board may appoint such other officers (who need not be directors) and attorneys-in-fact as from time to time may appear to the Board to be required or desirable to transact the business of the Corporation. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board or the President.

Article 4: Certificates and Transfer of Stock

4.1 Subject to the second paragraph of this Section 4.1, every holder of shares of stock of the Corporation shall be entitled to have a certificate representing all shares to which he is entitled. The certificates shall be signed by the President or any Vice President and by the Treasurer or an Assistant Treasurer, or by the Secretary or an Assistant Secretary. Such signatures may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registrar other than the Corporation itself or an employee of the Corporation. In case any officer who signed, or whose facsimile signature has been placed upon, such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance. The certificates representing the stock of the Corporation shall be in such form as shall be approved by the Board of Directors.

The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by uncertificated shares, shall be entitled upon request, to a certificate in the form set forth in the first paragraph of this Section 4.1. The Corporation may not issue stock certificates in bearer form.

4.2 Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate in the case of uncertificated securities, or by attorney lawfully constituted in writing, and, in the case of certificated securities, upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the Corporation or its agents may reasonably require. No transfer of stock other than on the records of the Corporation shall affect the right of the Corporation to pay any dividend upon the stock to the holder of record thereof or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfers shall have been made upon the records of the Corporation.

4.3 With respect to voting rights, the shares of stock shall be considered indivisible. In the case of shares belonging to several persons collectively, the co-owners shall appoint a representative to act on behalf of the group.

4.4 If the loss, theft or destruction of a Certificate is reasonably established before the Board of Directors, the latter may authorized the issuance of a duplicate, provided the concerned stockholder presents before the Board of Directors a sworn statement in which the stockholder describes circumstances surrounding the loss, theft or destruction of said Certificate, and if the Board of Directors so require give the Corporation a bond of indemnity, in form and with one or more sureties satisfactory to the Board, in such sum as it may direct as indemnity against any claim which may be made against the Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

4.5 The Board of Directors may, in its discretion, appoint one or more banks or trust companies in any such city or cities as the Board of Directors may deem advisable, including any banking subsidiaries of the Corporation, from time to time, to act as Transfer Agents and Registrars of the stock or other securities of the Corporation; and upon such appointments being made, no stock certificate shall be valid until countersigned by one of such Agents and registered by one of such Registrars.

4.6 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (2) in the case of the payment of dividends shall not be more than fifty 50 days prior to the day appointed for the payment of such dividends.

Article 5: Waiver of Notice

5.1 Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these By-laws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these By-laws.

Article 6: Fiscal Year

6.1 The fiscal year of the Corporation shall commence on the first day of January and shall end on the thirty-first day of December of each year.

Article 7: Profits and Dividends

7.1 Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock.

7.2 Before payment of any dividend or making any distribution of profits, there may be set aside out of any funds of the Corporation available for dividends as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conductive to the interest of the Corporation, and, the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Article 8: Seal

8.1 The corporate seal shall have inscribed thereon the name of the Corporation and the words “Commonwealth of Puerto Rico”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article 9: Indemnification and Advancement of Expenses

9.1 Expenses, including attorneys’ fees, incurred by any person entitled to indemnification under the Corporation’s Certificate of Incorporation in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Any obligation to reimburse the Corporation for expense advances shall be unsecured and no interest shall be charged thereon.

9.2 The rights to indemnification and advance of expenses provided by or granted pursuant to Article Eleventh of the Certificate of Incorporation or this Article 9 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Subject to any applicable laws, all rights provided by or granted pursuant to Article Eleventh of the Certificate of Incorporation or this Article 9 shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while Article Eleventh of the Certificate of Incorporation or this Article 9 is in effect. Any repeal or modification of Article Eleventh of the Certificate of Incorporation or this Article 9 shall not in any way diminish any rights to indemnification or advance of expenses of such directors, officers, employees or agents, or the obligations of the Corporation arising hereunder in respect of any action or omission occurring prior to the time of such repeal or modification.

9.3 The rights conferred on any person by this Article 9 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate of Incorporation, agreement, or vote of the stockholders or disinterested directors is inconsistent with these By-laws, the provision, agreement, or vote shall take precedence.